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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 27, 1996
                                                   --------------------------

                        -----------------------------

                        NEXTEL COMMUNICATIONS, INC.
          (Exact name of registrant as specified in its charter)



            DELAWARE                                 0-19656                    36-3939651
 (State or other jurisdiction of                  (Commission File           (I.R.S. Employer
         incorporation)                             Number)                Identification No.)


   1505 FARM CREDIT DRIVE, SUITE 100, McLEAN, VIRGINIA                           22102
         (Address of principal executive offices)                             (Zip Code)


Registrant's telephone number, including area code:      (703) 394-3000
                                                        ---------------


         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.

         Nextel Communications, Inc. ("Nextel"), Nextel Finance Company, a wholly owned subsidiary of Nextel ("NFC"), and certain subsidiaries of Nextel have entered into definitive agreements which became effective on September 30, 1996 with respect to the previously announced proposed credit facility arranged by Chase Securities Inc., J.P. Morgan Securities Inc. and Toronto-Dominion Securities (USA), Inc. (the "Bank Credit Facility") and with respect to an amendment, restatement and consolidation of the previously existing financing arrangements with Motorola, Inc. and NTFC Capital Corporation (the "Vendor Credit Facility").

         The Credit Agreement  relating to the Bank Credit Facility
(the "Bank Credit Agreement") provides for up to $1.655 billion of secured financing consisting of a $1.085 billion revolving loan and $570 million in term loans. The Amended, Restated and Consolidated Credit Agreement relating to the Vendor Credit Facility (the "Vendor Credit Agreement") provides for up to $345 million of secured financing consisting of a $195 million revolving loan and $150 million in term loans. Borrowings under the Bank Credit Facility and the Vendor Credit Facility are ratably secured by liens on assets of Nextel's subsidiaries that are "restricted" subsidiaries under the terms of Nextel's public indentures. At September 30, 1996, Nextel had drawn approximately $368,000,000 of its available financing under the Bank Credit Facility, leaving an aggregate of approximately $1,287,000,000 available for borrowing under such facility, and had drawn $150,000,000 of its available financing under the Vendor Credit Facility, leaving an aggregate of approximately $195,000,000 available for borrowing under such facility, in each case subject to the satisfaction or waiver of applicable borrowing conditions.

         Nextel believes that it has sufficient funds currently available or reasonably expected to be accessible to it under its existing financing facilities to meet its cash needs through the planned completion of its first stage nationwide Digital Mobile networks build-out in 1998, in light of its current (and currently committed) business and investment activities and assuming a conservative ramp-up in Digital Mobile system subscriber growth trajectory. Nextel currently anticipates that the funds available pursuant to the Bank Credit Facility and the Vendor Credit Facility, together with the proceeds that would be received by Nextel assuming the exercise of the currently outstanding warrants and options to acquire shares of Nextel common stock, which warrants and options are scheduled to expire unless exercised during such time period and are generally described in Nextel's prior public disclosures, would be sufficient to permit both the planned implementation of its nationwide Digital Mobile networks and the pursuit of its other strategic objectives, including additional spectrum acquisition activities and international investment opportunities. There can be no assurance, however, that all such outstanding warrants and options will be exercised. Moreover, Nextel's public indentures contain provisions that operate to limit the amount of borrowings available under the Bank Credit Facility and the Vendor Credit Facility in certain circumstances.

         As previously described in Nextel's public disclosures contained in its annual report on Form 10-K for the year ended December 31, 1995 and its quarterly report on Form 10-Q for the six month period ended June
30, 1996, Nextel currently is aware of numerous factors and considerations, any one or more of which could have a material effect on the timing and/or amount of the future funding to be required by Nextel, but Nextel cannot currently quantify with precision either the magnitude or the certainty of the effects associated with any such factors. Many of such factors involve elements wholly or partly beyond Nextel's control or influence. See "Item 1. Business - Forward Looking Statements" in Nextel's Annual Report on Form 10-K for the year ended December 31, 1995.

         Copies of the Bank Credit Agreement and the Vendor Credit Agreement, which are attached hereto as Exhibits 99.1 and 99.2, respectively, are incorporated herein by reference and the descriptions herein are qualified in their entirety by such reference.



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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

               Not applicable.

         (B)   PRO FORMA FINANCIAL INFORMATION.

               Not applicable.

         (C)   EXHIBITS.


Exhibit No.            Exhibit Description
-----------            -------------------
99.1                   Credit Agreement dated as of September 27, 1996 among
                       Nextel, NFC, the Restricted Companies party thereto, the
                       Lenders party thereto, Toronto-Dominion (Texas) Inc., as
                       Administrative Agent, and The Chase Manhattan Bank, as
                       Collateral Agent.

99.2 Amended, Restated and Consolidated Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto and the Vendors party thereto.

99.3                   Press Release dated September 30, 1996.





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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NEXTEL COMMUNICATIONS, INC.



Date:    September 30, 1996             By: /s/ Thomas J. Sidman
                                        ----------------------------------
                                        Thomas J. Sidman
                                        Vice President and General Counsel





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                                 EXHIBIT INDEX



Exhibit No.                      Exhibit Description

99.1 Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto, the Lenders party thereto, Toronto-Dominion (Texas) Inc., as Administrative Agent, and The Chase Manhattan Bank, as Collateral
                                 Agent.

99.2 Amended, Restated and Consolidated Credit Agreement dated as of September 27, 1996 among Nextel, NFC, the Restricted Companies party thereto and the Vendors party thereto.

99.3                             Press Release dated September 30, 1996.





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